                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549


                                    FORM 8-K


                            CURRENT REPORT PURSUANT
                         TO SECTION 13 OR 15(D) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


       Date of Report (Date of earliest event reported):  April 26, 1994


                       SPELLING ENTERTAINMENT GROUP INC.
             (Exact name of registrant as specified in its charter)


                                    FLORIDA
                 (State or other jurisdiction of incorporation)


              1-6739                                      58-0862100
     (Commission File Number)                 (IRS Employer Identification No.)

     5700 WILSHIRE BOULEVARD, LOS ANGELES, CALIFORNIA            90036
          (Address of principal executive offices)             (Zip Code)

                                 (213) 965-5700
              (Registrant's telephone number, including area code)

                                      N.A.
         (Former name or former address, if changed since last report)

ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS

On April 26, 1994, DE Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of Spelling Entertainment Group Inc. (the "Company") merged (the "Merger") with and into Republic Pictures Corporation, a Delaware corporation ("Republic"). As a result of the Merger, Republic became a wholly-owned subsidiary of the Company. Republic is engaged in the development and production of television programming and the distribution of its extensive library of feature films and television programming.

In connection with the Merger, each share of the common stock of Republic ("Republic Common Stock") outstanding immediately prior to the effective time of the Merger (the "Effective Time") was converted into the right to receive $13.00, without interest. Options and warrants to acquire Republic Common Stock outstanding immediately prior to the Effective Time were converted into the right to receive, upon payment of the exercise price (as adjusted as set forth below), 1.6508 shares of the Company's common stock for each share of Republic Common Stock into which such option or warrant was exercisable immediately prior to the Effective Time. The exercise price of such options and warrants was adjusted by multiplying such exercise price by 0.6058.

In connection with the Merger, the Company in October 1993 issued 13,362,215 shares of its Common Stock to Blockbuster Entertainment Corporation ("Blockbuster") in exchange for 3,652,542 shares of Blockbuster's common stock (the "Blockbuster Shares"). The Blockbuster Shares were subsequently resold, with the Company realizing approximately $100,445,000 in proceeds. The Company used these proceeds to prepay or redeem (i) all of the outstanding principal amount of its 10% Senior Subordinated Notes and 12% Subordinated Debentures,
(ii) approximately $39,500,000 of bank debt and (iii) all of the Company's outstanding preferred stock. As a result, the Company borrowed $100,000,000 under its credit agreement, dated January 31, 1994, by and between the Company and Blockbuster and the balance of the consideration necessary to fund the Merger came from the Company's working capital.

The press release relating to the Merger, dated April 26, 1994, is attached hereto as Exhibit 99 and incorporated herein by reference.

ITEM 5.  OTHER EVENTS

The Company hereby provides the following description of its common stock, which description supersedes and replaces all prior descriptions of such common stock:

All holders of common stock, $.10 par value per share, of the Company ("Common Stock") are entitled to one vote for each share held of record on all matters submitted to a vote of the Company's shareholders. Votes may not be cumulated in the election of directors. Holders of Common Stock have no preemptive or subscription rights. The Common Stock is neither redeemable nor convertible. Holders of Common Stock are entitled to dividends when and as declared by the Company's Board of Directors from funds legally available therefore and are entitled, in the event of liquidation, to share ratably in all assets remaining after payment of liabilities, subject in each instance to any preferential rights of the holders of any outstanding preferred stock of the Company.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

     (a)     Financial Statements of Businesses Acquired:

             REPUBLIC PICTURES CORPORATION AND SUBSIDIARIES                                         PAGE
                                                                                                    ----
             Report of Independent Public Accountants                                                 3
             Report of Independent Accountants                                                        4
             Consolidated Balance Sheets as of December 31, 1993 and 1992                             5
             Consolidated Statements of Operations for each of the three
               years ended December 31, 1993                                                          6
             Consolidated Statements of Cash Flows for each of the three
               years ended December 31, 1993                                                          7
             Notes to Consolidated Financial Statements                                               8

     (b)     Pro Forma Financial Information:

             Unaudited Pro Forma Condensed Combined Financial Information                            18

             Unaudited Pro Forma Condensed Combined Balance Sheet
             as of December 31,1993                                                                  19

             Unaudited Pro Forma Condensed Combined Statement of Operations
             for the year ended December 31, 1993                                                    20

             Notes to Unaudited Pro Forma Condensed Combined
             Financial Information                                                                   21

     (c)     Exhibits:

             The Exhibits to this Report are listed in the Exhibit Index.                            25

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To Republic Pictures Corporation:

We have audited the accompanying consolidated balance sheet of Republic Pictures Corporation, a Delaware corporation, and subsidiaries as of December 31, 1993, and the related consolidated statements of operations and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Republic Pictures Corporation and subsidiaries as of December 31, 1993, and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.




                                         ARTHUR ANDERSEN & CO.

Los Angeles, California
March 30, 1994

                       REPORT OF INDEPENDENT ACCOUNTANTS


To the Shareholders
  and Board of Directors of
  Republic Pictures Corporation:

In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations and of cash flows present fairly, in all material respects, the financial position of Republic Pictures Corporation and its subsidiaries at December 31, 1992, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 1992, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

As discussed in Note 4 to the consolidated financial statements, the Company changed its method of accounting for income taxes in 1992.




                                           PRICE WATERHOUSE

Century City, California
February 26, 1993

                 REPUBLIC PICTURES CORPORATION AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS


                                                                                  December 31,
                                                                        --------------------------------
                                                                           1993                 1992
                                                                        -----------          -----------
ASSETS
- ------
Cash and cash equivalents                                               $ 2,444,000          $ 1,530,000
Receivables, net                                                         37,788,000           21,925,000
Inventories                                                               1,479,000            1,222,000
Film costs, net                                                          37,511,000           32,204,000
Fixed assets at cost, net                                                 2,753,000              893,000
Other                                                                     2,997,000            5,183,000
                                                                        -----------          -----------
   Total assets                                                         $84,972,000          $62,957,000
                                                                        ===========          ===========

LIABILITIES AND SHAREHOLDERS' EQUITY
- ------------------------------------
Liabilities:
    Accounts payable and accrued liabilities                            $18,466,000          $ 7,094,000
    Participations and royalties payable                                 14,664,000           11,657,000
    Notes payable                                                            99,000           20,132,000
    Deferred revenues                                                     2,053,000            2,757,000
    Deferred income taxes                                                   401,000            1,740,000
                                                                        -----------          -----------
       Total liabilities                                                 35,683,000           43,380,000
                                                                        -----------          -----------

Commitments and contingencies

Shareholders' equity (Note 3):
    Preferred stock, $1.00 par value; none issued                             -                    -
    Common stock, $.01 par value; 7,782,564
         shares issued and outstanding in 1993                               78,000                -
    Class A common stock, $.01 par value; 3,401,689
         shares issued and outstanding in 1992                                -                   34,000
    Class B common stock, $.01 par value; 1,227,744
         shares issued and outstanding in 1992                                -                   12,000
    Additional paid-in capital                                           45,332,000           17,993,000
    Cumulative translation adjustment                                      (101,000)             (86,000)
    Retained earnings from January 1, 1985                                3,980,000            1,624,000
                                                                        -----------          -----------
       Total shareholders' equity                                        49,289,000           19,577,000
                                                                        -----------          -----------
       Total liabilities and shareholders' equity                       $84,972,000          $62,957,000
                                                                        ===========          ===========


The accompanying notes are an integral part of these financial statements.

                 REPUBLIC PICTURES CORPORATION AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                            Year ended December 31,
                                                 ---------------------------------------------
                                                     1993             1992             1991
                                                 -----------      -----------      -----------
Operating revenues:
   Television                                    $30,912,000      $25,322,000      $47,391,000
   Video and theatrical                           57,950,000       43,026,000       34,294,000
                                                 -----------      -----------      -----------
      Total operating revenues                    88,862,000       68,348,000       81,685,000
                                                 -----------      -----------      -----------
Operating expenses:
   Television                                     29,061,000       25,012,000       43,663,000
   Video and theatrical                           50,807,000       43,812,000       32,444,000
   General and administrative                      4,026,000        3,695,000        3,153,000
                                                 -----------      -----------      -----------
      Total operating expenses                    83,894,000       72,519,000       79,260,000
                                                 -----------      -----------      -----------
Sale of video duplication facility                     -            2,089,000            -
                                                 -----------      -----------      -----------
Operating income (loss)                            4,968,000       (2,082,000)       2,425,000
Other income and expenses:
   Interest expense, net                            (984,000)      (1,367,000)      (1,638,000)
   Minority interest in television
     venture (Note 6)                                  -                -              287,000
                                                 -----------      -----------      -----------
Income (loss) before income taxes and
   cumulative effect of a change in
   accounting principles                           3,984,000       (3,449,000)       1,074,000
Benefit (provision) for income taxes              (1,628,000)       1,290,000         (426,000)
                                                 -----------      -----------      -----------
Income (loss) before cumulative effect
   of a change in accounting principles            2,356,000       (2,159,000)         648,000
Cumulative effect on prior years of a
   change in accounting for income taxes               -           (1,354,000)           -
                                                 -----------      -----------      -----------
Net Income (loss)                                $ 2,356,000      $(3,513,000)     $   648,000
                                                 -----------      -----------      -----------
Earning per common share - primary:
   Earning (loss) before cumulative effect
      of a change in accounting principles       $      0.38      $     (0.47)     $      0.15
   Cumulative effect on prior years of a
      change in accounting for income taxes            -                (0.30)           -
                                                 -----------      -----------      -----------
   Earnings (loss) per common share              $      0.38      $     (0.77)     $      0.15
                                                 ===========      ===========      ===========
   Weighted average shares outstanding             6,148,000        4,557,000        4,358,000
                                                   =========        =========        =========
Earnings per common share - fully diluted:
   Earnings (loss) before cumulative effect
      of a change in accounting principles       $      0.37      $     (0.47)     $      0.15
   Cumulative effect on prior years of a
      change in accounting for income taxes            -                (0.30)           -
                                                 -----------      -----------      -----------
   Earnings (loss) per common share              $      0.37      $     (0.77)     $      0.15
                                                 ===========      ===========      ===========
   Weighted average shares outstanding             6,291,000        4,557,000        4,358,000
                                                   =========        =========        =========

The accompanying notes to Consolidated Financial Statements are an integral part of these financial statements.

                 REPUBLIC PICTURES CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                      Year ended December 31,
                                                          ------------------------------------------------
                                                              1993              1992              1991
                                                          ------------      ------------      ------------
Cash was provided by (used for):
   Net income (loss)                                      $  2,356,000      $ (3,513,000)     $    648,000
   Adjustments to reconcile net income (loss)
      to cash provided by operating activities -
         Depreciation of fixed assets                          343,000           325,000           411,000
         Amortization of film costs                         30,812,000        21,349,000        37,534,000
         Other equity adjustments                              (15,000)          (75,000)           29,000
         Sale of video duplication facility                        -          (2,089,000)              -
         Deferred income taxes                              (1,339,000)       (1,802,000)          497,000
         Cumulative effect on prior years of a change
            in accounting for income taxes                         -           1,354,000               -
         Minority interest in television venture                   -          (7,161,000)          713,000
   Change in:
         Receivables                                       (15,863,000)        6,653,000        (1,401,000)
         Inventories                                          (257,000)         (230,000)          122,000
         Other assets                                        2,186,000         3,973,000        (2,543,000)
         Accounts payable and accrued liabilities           11,372,000           927,000        (1,237,000)
         Deferred revenues and other liabilities             2,303,000         8,239,000       (14,861,000)
                                                          ------------      ------------      ------------
Cash provided by operations                                 31,898,000        27,950,000        19,912,000
                                                          ------------      ------------      ------------
Investing activities:
   Film costs                                               36,119,000        33,293,000        21,386,000
   Fixed assets                                              2,203,000           205,000           204,000
   Proceeds from sale of video duplication facility                -          (2,200,000)              -
                                                          ------------      ------------      ------------
                                                            38,322,000        31,298,000        21,590,000
                                                          ------------      ------------      ------------
Change in cash before financing activities                  (6,424,000)       (3,348,000)       (1,678,000)
                                                          ------------      ------------      ------------
Financing activities:
   Issuance of common stock                                 27,371,000         3,298,000           185,000
   Issuance of notes payable                                11,250,000        14,500,000        18,500,000
   Repayment of notes payable                              (31,283,000)      (13,161,000)      (17,175,000)
                                                          ------------      ------------      ------------
                                                             7,338,000         4,637,000         1,510,000
                                                          ------------      ------------      ------------
Change in cash and cash equivalents                            914,000         1,289,000          (168,000)
Cash and cash equivalents at beginning of year               1,530,000           241,000           409,000
                                                          ------------      ------------      ------------
Cash and cash equivalents at end of year                  $  2,444,000      $  1,530,000      $    241,000
                                                          ============      ============      ============



The accompanying notes to Consolidated Financial Statements are an integral part of these financial statements.

                 REPUBLIC PICTURES CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - Significant Accounting Policies:

Basis of presentation: The consolidated financial statements include the accounts of Republic Pictures Corporation, a Delaware corporation, and its subsidiaries (collectively, the "Company"), after elimination of intercompany balances and transactions. These financial statements present the Company's historical financial results and other information on an independent, going concern basis, and do not give effect to the Company's pending merger with Spelling Entertainment Group Inc. ("Spelling") (see Note 3).

Revenues and participations: Television and international video and theatrical license agreements are recognized when the license agreement is accepted, the film is available to the licensee and collectibility of the license fee is reasonably assured. Sales of videocassettes are recognized upon shipment, less an allowance for estimated returns. Participation expenses, if applicable, are recognized concurrently with the related revenue.

Film costs: Film costs include production, acquisition and certain film servicing costs. These costs are stated at the lower of cost or net realizable value. Approximately $32,151,000 of the Company's net film costs at December 31, 1993 related to acquisition or production costs being amortized using the individual film forecast method, whereby costs are expensed in the proportion that gross revenues bear to management's estimate of ultimate aggregate revenues. Additional net film costs of $5,360,000, related principally to older product, are amortized using the straight-line basis generally over a 10-year period, which in management's opinion should not differ materially from the individual film forecast method. Accumulated film cost amortization at December 31, 1993 and 1992 was $159,927,000 and $129,115,000, respectively.
Based upon the Company's estimates of revenue as of December 31, 1993, approximately 60% of unamortized film costs will be amortized during the three-year period ending December 31, 1996.

Inventories: Inventories, substantially consisting of finished goods, include blank and completed videocassettes. Inventories are stated at the lower of cost or net realizable value.

Fixed assets: Fixed assets are depreciated using the straight-line basis over the estimated useful asset lives, generally within five years.

Income taxes: Income taxes in 1991 were provided for earnings at the appropriate statutory rates. Deferred income taxes are established for revenue and expense items recognized in different periods for financial reporting purposes than for income tax purposes.

Cumulative effect on prior years of a change in accounting principles:
Effective January 1992 the Company adopted Statement of Financial Accounting Standards No. 109, "Accounting For Income Taxes," ("SFAS 109"). The adoption of SFAS 109 changed the Company's method of

                 REPUBLIC PICTURES CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (CONTINUED)

NOTE 1 - Significant Accounting Policies (continued):

accounting for income taxes from the deferred method to an asset and liability approach. Previously, the Company deferred the tax effect of timing differences between financial reporting and taxable income. On the other hand, the asset and liability approach requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the carrying amounts for financial reporting purposes and the tax bases of other assets and liabilities.

Earnings per common share: Earnings per share are computed by dividing net income (loss) available to common shareholders by the weighted average number of common shares and dilutive common share equivalents (stock options and warrants) outstanding.

NOTE 2 - Notes Payable:

As of July 15, 1991, the Company entered into a three-year, $50 million revolving credit facility (the "Agreement") with a consortium of commercial banks, including Chemical Bank serving as agent. At the Company's election, outstanding borrowings bear an interest rate of LIBOR plus 1 3/4% or the prime rate plus 3/4%. The facility also bears a commitment fee at an annual rate of 3/8% on unused funds. Availability under the facility is determined using a borrowing base, which includes eligible accounts receivables and certain other assets. As of December 31, 1993, total availability was $50,000,000 and there were no outstanding borrowings. Borrowings under the Agreement are secured by film costs, inventories, receivables and other assets. Pursuant to the Agreement, the Company is required to obtain the bank group's consent prior to entering into certain significant transactions, and restrictions are placed on the Company's ability to declare dividends. The Agreement contains certain covenants regarding net worth, retained earnings, general and administrative expenses and the ratio of total liabilities to net worth, all of which the Company is satisfying.

Notes payable consisted of the following at December 31, 1993 and 1992:

                                                                               1993            1992
                                                                              -------      -----------
  Revolving credit facility payable to Chemical Bank, as agent,
  bearing a weighted average interest rate of 5.3% in 1992.                   $     -      $20,000,000

  Note payable to bank, secured by real property, bearing
  interest at rates ranging from 8.75% to 10%, payable
  through 1996.                                                                99,000          132,000
                                                                              -------      -----------
                                                                              $99,000      $20,132,000
                                                                              =======      ===========

                 REPUBLIC PICTURES CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (CONTINUED)

NOTE 2 - Notes Payable (continued):

Interest paid, net of amounts capitalized, for all debt in 1993, 1992 and 1991, amounted to $658,000, $1,135,000 and $1,657,000, respectively.

Inasmuch as the Company expects to complete its merger with Spelling in April 1994 (see Note 3), there are no plans to renew or extend the Agreement, which is scheduled to expire on June 30, 1994.

NOTE 3 - Shareholders' Equity:

In January 1993 the Company and Blockbuster Entertainment Corporation ("Blockbuster") entered into an agreement (the "Agreement"), pursuant to which in February 1993 an indirect wholly-owned subsidiary of Blockbuster acquired from the Company 2,500,000 shares of newly issued Class A Common Stock for $10.00 per share. Pursuant to the Agreement, the $25,000,000 proceeds from the stock issuance were placed in an escrow account until shareholder approval of a recapitalization of the Company's Common Stock, which occurred on July 27, 1993.

The recapitalization, for which $562,000 in costs were incurred, involved the establishment of a new, single class of Common Stock ("New Common Stock"), of which one share and 1.2 shares were issued in exchange for each existing share of Class A Common Stock and Class B Common Stock, respectively. Holders of the old Class A and Class B Common Stock had been entitled to one vote and ten votes per share, respectively. A total of 15,000,000 shares of the New Common Stock are authorized for issuance. The Company also has authorized the issuance of 1,000,000 shares of Preferred Stock, of which none have been issued. A summary of activity in shareholders' equity appears below (dollar amounts in thousands):

                  REPUBLIC PICTURES CORPORATION AND SUBSIDIARIES
                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (CONTINUED)

NOTE 3 - Shareholders' Equity (continued):

                                                   Common Stock
                                   ---------------------------------------------
                                    Class A/New Common*           Class B           Additional     Cumulative
                                   ---------------------   ---------------------     Paid-In      Translation     Retained
                                     Shares    Par Value    Shares     Par Value     Capital       Adjustment     Earnings
                                   ---------   ---------   ---------   ---------    ---------      ----------     --------
Balance at
  December 31, 1990                3,051,991      $30      1,281,025      $13        $14,488         $ (15)        $4,489
Exercise of stock options             31,330        1                                    184
Net income                                                                                                            648
Conversions and repurchases           30,487                 (30,487)
Other                                                                                     25             4
                                   ---------      ---     ----------      ---        -------         -----         ------
Balance at
  December 31, 1991                3,113,808       31      1,250,538       13         14,697           (11)         5,137
Issuance of common stock             200,000        2                                  2,998
Exercise of stock options             64,315        1                                    298
Net loss                                                                                                           (3,513)
Conversion and repurchases            23,566                 (22,794)      (1)
Other                                                                                                  (75)
                                   ---------      ---     ----------      ---        -------         -----         ------
Balance at
  December 31, 1992                3,401,689       34      1,227,744       12         17,993           (86)         1,624
Issuance of common stock           2,500,000       25                                 24,975
Exercise of stock options            475,540        5                                  2,927
Recapitalization                   1,402,800       14     (1,169,000)     (12)          (562)
Net income                                                                                                          2,356
Conversions and repurchases            2,535                 (58,744)                     (1)
Other                                                                                                  (15)
                                   ---------      ---     ----------      ---        -------         -----         ------
Balance at
  December 31, 1993                7,782,564      $78             -       $ -        $45,332         $(101)        $3,980
                                   =========      ===     ==========      ===        =======         =====         ======


  *This column represents the New Common Stock after July 27, 1993.

The Company and Spelling entered into an Agreement and Plan of Merger (the "Merger Agreement") dated December 8, 1993, which agreement had satisfied all meaningful contingencies as of March 25, 1994, except for the approval by a vote of the Company's shareholders, which is scheduled for April 26, 1994. If the Company's shareholders approve the Merger Agreement, Spelling will promptly acquire all of the Company's issued and outstanding stock for $13 cash per share, and all of the Company's issued and outstanding Common Stock options and warrants will be converted into similar securities of Spelling, subject to a decrease in the respective exercise price using a factor of .6058 and an increase in the respective number of shares using a factor of 1.6508.

                 REPUBLIC PICTURES CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (CONTINUED)

NOTE 3 - Shareholders' Equity (continued):

Stock options and warrants

The Company adopted incentive stock option plans (the "Plans") in 1985 and 1987, as amended, pursuant to which an aggregate of 1,150,000 shares of Common Stock have been reserved for issuance. Activity in the Plans during 1993 was as follows:

                                             Options       Exercise Prices
                                            --------       ---------------
   Outstanding at December 31, 1992          380,993         $4.88-$11.75
   Granted in 1993                           231,680         $9.25-$13.00
   Exercised in 1993                        (220,540)        $4.88-$11.50
   Cancelled or expired in 1993              (25,133)        $6.00-$ 9.88
                                            --------
   Outstanding at December 31, 1993          367,000         $6.00-$13.00
                                            ========

These options vest within no more than three years and are exercisable at the market price of the stock at the date of grant. As of December 31, 1993, 189,311 of the 367,000 options outstanding were fully vested, at a weighted average exercise price of $8.44 per share.

During 1993, there were a total of 255,000 shares of Common Stock issued upon the exercise of stock options which had been granted outside of the Plans, at exercise prices of $5.00 - $6.00 per share. As of December 31, 1993, there were remaining options outside of the Plans, all fully vested, to acquire 50,000 shares of Common Stock at $9.13 per share.

The Company has issued three Common Stock purchase warrants, each of which expires in February 1998. Two of the warrants were acquired by Blockbuster, which may purchase an aggregate of 810,000 shares at $11.50 per share. The third warrant, owned by a limited partnership of which the Company's Chairman and Chief Executive Officer is the general partner, provides for the acquisition of 500,000 shares at $12.50 per share.


NOTE 4 - Income Taxes:

As discussed in Note 1, the Company adopted SFAS No. 109, "Accounting for Income Taxes," as of January 1, 1992. Financial statements for 1991 have not been restated for this accounting change and the cumulative effect on prior years, in the amount of $1,354,000, has been reflected in the 1992 Statement of Operations.

                 REPUBLIC PICTURES CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (CONTINUED)


NOTE 4 - Income Taxes (continued):

The income (loss) from continuing operations before income taxes and the cumulative effect of a change in accounting principles consisted of:

                                1993               1992              1991
                             ----------        -----------        ----------
       Domestic              $4,068,000        $(3,590,000)       $1,528,000
       Foreign                  (84,000)           141,000          (454,000)
                             ----------        -----------        ----------
                             $3,984,000        $(3,449,000)       $1,074,000
                             ==========        ===========        ==========

The following is a reconciliation of the statutory Federal income tax rate to the Company's effective income tax rate:

                                      1993     1992     1991
                                      ----     ----     ----
Statutory Federal income tax rate     34.0%    34.0%    34.0%
State tax, net of Federal benefit      3.8      5.8      6.1
Foreign tax expense (benefit)           .1       .2     (1.4)
Other, net                             3.0     (2.6)     1.0
                                      ----     ----     ----
                                      40.9%    37.4%    39.7%
                                      ====     ====     ====

The income tax provision (benefit) consisted of:

                                     1993            1992            1991
                                 -----------      -----------      ----------
         Current:
           Federal               $ 3,827,000      $   675,000      $  25,000
           State                     919,000          249,000        109,000
           Foreign                  (247,000)         136,000       (205,000)
                                 -----------      -----------      ---------
                                   4,499,000        1,060,000        (71,000)
                                 -----------      -----------      ---------
         Deferred:
           Federal                  (860,000)      (1,179,000)       450,000
           State                    (688,000)        (551,000)        47,000
           Foreign                   209,000          (72,000)          -
                                 -----------      -----------      ---------
                                  (1,339,000)      (1,802,000)       497,000
                                 -----------      -----------      ---------
         Provision (benefit)
           before net
          operating loss           3,160,000         (742,000)       426,000
         Federal net
           operating loss
           carryforward           (1,532,000)        (548,000)          -
                                 -----------      -----------      ---------
         Total provision
           (benefit)             $ 1,628,000      $(1,290,000)     $ 426,000
                                 ===========      ===========      =========

                 REPUBLIC PICTURES CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (CONTINUED)

NOTE 4 - Income Taxes (continued):

Income taxes paid in 1993, 1992 and 1991 amounted to $177,000, $87,000 and $93,000, respectively.

Deferred tax liabilities (assets) were comprised of the following at December 31, 1993 and 1992:

                                                           1993                     1992
                                                        -----------              -----------
         Timing of revenue recognition                  $   382,000               $2,010,000
         Basis difference in other assets                 1,850,000                1,966,000
         Film costs amortization                           (601,000)                 277,000
                                                        -----------              -----------
         Gross deferred tax liabilities                   1,631,000                4,253,000
                                                        -----------              -----------
         Loss carryforwards                                (348,000)              (2,098,000)
         Other                                             (882,000)                (415,000)
                                                        -----------              -----------
         Gross deferred tax assets                       (1,230,000)              (2,513,000)
                                                        -----------              -----------
         Net deferred tax liability                     $   401,000              $ 1,740,000
                                                        ===========              ===========

At December 31, 1993, the Company had net operating loss carryforwards of $1,024,000 for Federal income tax return purposes which will expire in the years 2004 - 2005. The utilization of these net operating loss carryforwards may be subject to limitations.

NOTE 5 - Detail of Certain Balance Sheet Accounts:

                                                                                December 31,
                                                                      -------------------------------
                                                                         1993                1992
                                                                      -----------         -----------
Receivables, net:
    Television license fees                                            26,126,000          19,771,000
    Video and theatrical                                               18,839,000           8,025,000
                                                                      -----------         -----------
                                                                       44,965,000          27,796,000
    Less:  allowances for bad debts and returns                        (4,813,000)         (4,132,000)
            unamortized discounts                                      (2,364,000)         (1,739,000)
                                                                      -----------         -----------
                                                                      $37,788,000         $21,925,000
                                                                      ===========         ===========
Fixed assets at cost, net:
    Buildings and improvements                                        $ 2,070,000         $   549,000
    Furniture and equipment                                             2,734,000           2,052,000
                                                                      -----------         -----------
                                                                        4,804,000           2,601,000
    Less:  accumulated depreciation                                    (2,051,000)         (1,708,000)
                                                                      -----------         -----------
                                                                      $ 2,753,000         $   893,000
                                                                      ===========         ===========
Other assets:
    Recoupable advances                                               $     -             $ 1,222,000
    Prepaid expenses                                                    2,039,000           1,615,000
    Other                                                                 958,000           2,346,000
                                                                      -----------         -----------
                                                                      $ 2,997,000         $ 5,183,000
                                                                      ===========         ===========

                 REPUBLIC PICTURES CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (CONTINUED)

NOTE 5 - Detail of Certain Balance Sheet Accounts (Continued):

Accounts payable and accrued liabilities:
    Accounts payable                                 $14,357,000     $5,744,000
    Accrued payroll and other compensation               616,000        642,000
    Income taxes payable                               3,383,000        586,000
    Other                                                110,000        122,000
                                                     -----------     ----------
                                                     $18,466,000     $7,094,000
                                                     ===========     ==========

As of December 31, 1993, the Company's future commitments for the acquisition of copyrights or distribution rights amounted to approximately $8,675,000, most of which involved product not yet received by the Company as of that date.

NOTE 6 - Consolidated Television Venture:

In January 1989 the Company and United Artists Entertainment Company ("UAE"), now a wholly owned subsidiary of Tele-Communications, Inc. ("TCI"), formed a joint venture, Republic Pictures Television ("RPT"), to finance substantially all of the Company's television development and production activities through 1993. The Chairman of TCI is a Director of the Company. In 1992 the Company entered into an agreement in principle with TCI to amend their joint venture agreement, whereby the Company will purchase TCI's interest in RPT by June 30, 1996, at a price and on terms to be negotiated, which will be affected by the venture's current and projected future operating results. As of January 1, 1992, TCI was relieved of its cash funding obligations to RPT, in exchange for which the Company received priority recoupment of its additional investment and accelerated recoupment of certain previously deferred fees.

The Company's consolidated financial statements include RPT. Beginning in 1992 TCI's share of the joint venture has been reclassified in the Company's Statement of Operations from minority interest to television operating results.

For the years ended December 31, 1993, 1992 and 1991, RPT's operating revenues were $11,297,000, $11,515,000 and $26,123,000, respectively, and its operating losses were $2,231,000, $5,838,000 and $574,000, respectively. As of December 31, 1993 and 1992, RPT's total assets were $18,146,000 and $18,028,000, respectively. Total assets at December 31, 1993 included $4,918,000 in film costs, of which $774,000 are recoupable, nonrefundable advances to writers and producers which are allocable to projects which may arise within the respective contractual terms.

                 REPUBLIC PICTURES CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (CONTINUED)

NOTE 6 - Consolidated Television Venture (Continued):

As of December 31, 1993, RPT's future commitments to writers and producers
under contract amounted to $713,000.   The Company leases offices on behalf of
RPT under a 5-year agreement which commenced in May 1990. The lease provides for lease payments of $484,000 and $163,000, respectively, for the years ending December 31, 1994 and 1995. Pursuant to the terms of the lease agreement, the Company is responsible for all maintenance, insurance and property taxes.

NOTE 7 - Business Segments:

The Company operates principally in two business segments: the distribution to domestic and international television broadcasters of theatrical and television programming, some of which is produced by the Company, and the sale in North America of videocassettes or the licensing to international licensees of video and theatrical rights. The consolidated statement of operations presents revenues and expenses by business segment. Additional financial information relative to business segments follows.

                                        1993           1992           1991
                                     -----------    -----------    -----------
Fixed asset expenditures:
    Television                       $     5,000    $     9,000    $    10,000
    Video and theatrical                 269,000         13,000        110,000
    Corporate and other                1,929,000        183,000         84,000
                                     -----------    -----------    -----------
                                     $ 2,203,000    $   205,000    $   204,000
                                     ===========    ===========    ===========
Depreciation:
    Television                       $   110,000    $   132,000    $   103,000
    Video and theatrical                  37,000         21,000        150,000
    Corporate and other                  196,000        172,000        158,000
                                     -----------    -----------    -----------
                                     $   343,000    $   325,000    $   411,000
                                     ===========    ===========    ===========
Identifiable assets:
    Television                       $45,555,000    $42,417,000    $39,688,000
    Video and theatrical              34,272,000     17,723,000     18,870,000
    Corporate and other                5,145,000      2,817,000      1,793,000
                                     -----------    -----------    -----------
                                     $84,972,000    $62,957,000    $60,351,000
                                     ===========    ===========    ===========

The Company's 1993, 1992 and 1991 consolidated revenues included $9,279,000, $8,811,000 and $11,244,000, respectively, from international customers, primarily related to television distribution and arising from various licensees in Canada, France, Italy, Germany, Japan, Australia and many other countries. During the period 1991-1993, the only category of customers which accounted for 10% or more of annual consolidated revenues were the U.S. commercial cable television networks, with an aggregate of $19,509,000, $12,359,000 and $26,292,000, respectively.

                REPUBLIC PICTURES CORPORATION AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 (CONTINUED)


NOTE 8 -  Quarterly Information (Unaudited):


                                                                    Three Months Ended
                                               ---------------------------------------------------------------
1993                                            March 31,        June 30,       September 30,     December 31,
- ----                                           -----------      -----------     -------------     ------------
Revenues:
   Television                                  $ 6,140,000      $ 8,931,000      $ 9,772,000      $ 6,069,000
   Video and theatrical                          8,522,000       13,755,000       14,368,000       21,305,000
                                               -----------      -----------      -----------      -----------
                                               $14,662,000      $22,686,000      $24,140,000      $27,374,000
                                               ===========      ===========      ===========      ===========

Operating income (loss):
   Television                                  $   316,000        1,473,000        1,028,000         (966,000)
   Video and theatrical                          1,242,000          161,000        1,171,000        4,569,000
                                               -----------      -----------      -----------      -----------
                                               $ 1,558,000      $ 1,634,000      $ 2,199,000      $ 3,603,000
                                               ===========      ===========      ===========      ===========

Income before income taxes                     $   274,000      $   434,000      $ 1,188,000      $ 2,088,000

Net income                                         156,000          255,000          713,000        1,232,000

Earnings per common share - primary            $      0.03      $      0.05      $      0.10      $      0.16
Earnings per common share - fully diluted             0.03             0.04             0.10             0.16


                                                                     Three Months Ended
                                               ---------------------------------------------------------------
1992                                            March 31,         June 30,      September 30,     December 31,
- ----                                           -----------      -----------     -------------     ------------
Revenues:
   Television                                  $ 3,786,000      $ 9,301,000      $ 7,933,000      $ 4,302,000
   Video and threatrical                        10,241,000       12,723,000       11,718,000        8,344,000
                                               -----------      -----------      -----------      -----------
                                               $14,027,000      $22,024,000      $19,651,000      $12,646,000
                                               ===========      ===========      ===========      ===========
Operating income (loss):
   Television                                  $  (660,000)     $  (526,000)     $   625,000      $   871,000
   Video and theatrical                            540,000        1,775,000          855,000       (3,956,000)
                                               -----------      -----------      -----------      -----------
                                               $  (120,000)     $ 1,249,000      $ 1,480,000      $(3,085,000)
                                               ===========      ===========      ===========      ===========

Income (loss) before income taxes
   and cumulative effect of a change
   in accounting principles                    $   814,000      $  (243,000)     $   266,000      $(4,286,000)

Income (loss) before cumulative
   effect of a change in accounting
   principles                                      503,000         (150,000)         160,000       (2,672,000)

Net income (loss)                                 (851,000)        (150,000)         160,000       (2,672,000)

Earnings per common share:
   Earnings (loss) before cumulative
      effect of a change in accounting
      principles                               $      0.11      $     (0.03)     $      0.04      $     (0.58)

Earnings (loss) per common share                     (0.19)           (0.03)            0.04            (0.58)

               SPELLING ENTERTAINMENT GROUP INC. AND SUBSIDIARIES
                 REPUBLIC PICTURES CORPORATION AND SUBSIDIARIES
                     UNAUDITED PRO FORMA CONDENSED COMBINED
                             FINANCIAL INFORMATION

The following Unaudited Pro Forma Condensed Combined Balance Sheet and Statement Of Operations assume (i) the acquisition by the Company of 100% of the outstanding shares of common stock of Republic and (ii) the issuance of 13,362,215 shares of the Company's Common Stock, which occurred on October 5, 1993 but was negotiated in connection with (and in order to fund) the Company's then proposed Merger with Republic. This information has been prepared on the basis of and utilizing the historical and pro forma financial information described in the accompanying Notes to Unaudited Pro Forma Condensed
Combined Financial Information ("Notes"). This information should be read in conjunction with the historical financial statements of the Company and Republic and related Notes thereto.

The accompanying pro forma financial information with respect to Republic is preliminary in nature, because the Company does not yet have final information as to the fair market value of Republic's individual assets and liabilities or the effect of the consolidation of the operations of the Company and Republic. The actual adjustments to the accounts of Republic will be made on the basis of the Company's appraisals and internal valuations as of the consummation of the acquisition of Republic, and, therefore, the pro forma information does not give effect to all adjustments which may ultimately be required to reflect the fair value of the assets acquired, liabilities assumed or the effect of the consolidation of operations.

The Unaudited Pro Forma Condensed Combined Balance Sheet assumes that the Company acquired Republic on December 31, 1993 and adjusted its historical balance sheet as of that date to reflect the pro forma effects of the Merger under the purchase method of accounting and the financing of this transaction. The Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 1993 assumes that the Company acquired Republic on January 1, 1993 and adjusted its historical statement of operations to reflect the Merger under the purchase method of accounting, and the effects of the issuance of the Company's Common Stock and the financing of the Merger.

This pro forma financial information is not intended to reflect the results of operations or the financial position which would have actually resulted had the Merger been effective on the dates indicated. Moreover, this pro forma information is not intended to be indicative of the results of operations or the financial position which may be obtained in the future.

               SPELLING ENTERTAINMENT GROUP INC. AND SUBSIDIARIES
                 REPUBLIC PICTURES CORPORATION AND SUBSIDIARIES
              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                               DECEMBER 31, 1993
                                 (In thousands)



                                                                 THE                     PRO FORMA           PRO FORMA
                                                               COMPANY      REPUBLIC    ADJUSTMENTS           COMBINED
                                                               --------     --------    -----------           --------
Assets:
Cash and cash equivalents                                      $ 12,682      $ 2,444      $ (3,154)(4a)       $ 11,972
Accounts receivable, net                                         93,242       37,788          -                131,030
Film and television costs, net                                  204,232       37,511          -    (4b)        241,743
Property, plant and equipment, net                                4,770        2,753         1,000 (4c)          8,523
Other assets                                                      4,562        4,476          (700)(4d)          8,338
Intangible assets, net                                          154,983         -           48,340 (4e)        203,323
                                                               --------      -------      --------            --------
                                                               $474,471      $84,972      $ 45,486            $604,929
                                                               ========      =======      ========            ========

Liabilities and Shareholders' Equity:
Accounts payable, accrued expenses and other liabilities       $ 13,275      $15,083      $  3,500 (4f)       $ 31,858
Accrued participation expense                                    57,547       14,664          -                 72,211
Deferred revenue                                                 14,425        2,053          -                 16,478
Bank and other debt                                              49,580           99       100,000 (4g)        149,679
Income taxes                                                      8,121        3,784        (1,075)(4h)         10,830
Net liabilities related to discontinued operations               33,669         -             -                 33,669
                                                               --------      -------      --------            --------
      Total Liabilities                                         176,617       35,683       102,425             314,725
                                                               --------      -------      --------            --------


Commitments and contingent liabilities

Shareholders' Equity:
   Common Stock                                                   6,450           78           (78)(4i)          6,450
   Capital in excess of par value                               342,824       45,332       (45,332)(4i)        335,174
                                                                                            (7,650)(4e)
   Accumulated earnings (deficit)                               (51,420)       3,879        (3,879)(4i)        (51,420)
                                                               --------      -------      --------            --------
      Total Shareholders' Equity                                297,854       49,289       (56,939)            290,204
                                                               --------      -------      --------            --------
                                                               $474,471      $84,972      $ 45,486            $604,929
                                                               ========      =======      ========            ========


The accompanying notes are an integral part of this statement.

               SPELLING ENTERTAINMENT GROUP INC. AND SUBSIDIARIES
                 REPUBLIC PICTURES CORPORATION AND SUBSIDIARIES
         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1993
                     (In thousands, except per share data)



                                                  THE                     PRO FORMA           PRO FORMA
                                                COMPANY      REPUBLIC    ADJUSTMENTS           COMBINED
                                               --------      --------    -----------           --------
Continuing Operations:
Revenue                                        $274,899      $ 88,862      $   -               $363,761
Costs and Expenses:
   Film and television costs                    201,449        79,868          -   (5a)         281,317
                                                                               -   (5b)
   Selling, general and administrative           33,723         4,026        1,200 (5a)          38,449
                                                                               -   (5b)
                                                                              (500)(5c)
                                               --------      --------      -------             --------
                                                235,172        83,894          700              319,766
                                               --------      --------      -------             --------
Operating Income                                 39,727         4,968         (700)              43,995
Interest income (expense), net                   (3,064)         (984)      (6,625)(5d)          (3,485)
                                                                             7,188 (5e)
Miscellaneous, net                                   52          -             -                     52
                                               --------      --------      -------             --------
Income from continuing operations
   before income taxes                           36,715         3,984         (137)              40,562
Provision for income taxes                      (13,056)       (1,628)        (457)(5f)         (15,141)
                                               --------      --------      -------             --------
Net income from continuing operations            23,659         2,356         (594)              25,421

Preferred dividend                                  724          -            (724)(5e)            -

Net income applicable to Common Stock          $ 22,935      $  2,356      $   130             $ 25,421
                                               ========      ========      =======             ========

Average number of Common Shares                  54,253                     10,096 (5g)          64,349
                                               ========                    =======             ========

Net income per Common Share from
   Continuing operations                       $   0.42                                        $   0.40
                                               ========                                        ========





The accompanying notes are an integral part of this statement.

              SPELLING ENTERTAINMENT GROUP INC. AND SUBSIDIARIES
                REPUBLIC PICTURES CORPORATION AND SUBSIDIARIES
               NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
                            FINANCIAL INFORMATION
                                 (UNAUDITED)

NOTE 1 - THE MERGER

As a result of the Merger, the Company acquired 100% of the outstanding shares of the common stock of Republic for $13 per share in cash. The total purchase price is summarized as follow (in thousands):

       Net cash at $13.00 per share
          Common Stock (7,796,458 shares)           $101,354
          Other costs                                  1,800
                                                    --------
              Total cash consideration              $103,154
                                                    ========

NOTE 2 - BASIS OF PRESENTATION

The unaudited pro forma condensed combined financial information is based on historical financial statements of the Company and Republic, adjusted in the case of Republic to reflect the purchase method of accounting.

NOTE 3 - ALLOCATIONS OF PURCHASE PRICE FOR REPUBLIC

The aggregate purchase price paid for the shares of Republic by the Company exceeded the historical book value of the identifiable net assets of Republic by $53,865,000. For purposes of the pro forma presentation, on the basis of the Company's current estimates of fair values, the carrying values of the Company's real estate and certain liabilities has been increased, together with the related income tax effect. Of the total shares acquired, 2,550,000 shares were owned by Blockbuster; accordingly, the Company has accounted for such shares at Blockbuster's carrying value. The excess of the cash consideration paid to Blockbuster over such carrying value has been recorded as a charge ($7,650) to the Company's capital in excess of par value. The remainder of the purchase price after such allocations is reflected as cost in excess of fair value of net assets acquired.

NOTE 4 - ADJUSTMENTS TO HISTORICAL BALANCE SHEET

Preliminary adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet are as follows (in thousands):

         (a) To reflect changes in cash due to payment of costs related to the Merger.

         (b) The fair value of Republic's film and television costs are currently being evaluated.

              SPELLING ENTERTAINMENT GROUP INC. AND SUBSIDIARIES
                REPUBLIC PICTURES CORPORATION AND SUBSIDIARIES
               NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
                            FINANCIAL INFORMATION
                                 (UNAUDITED)


         (c) To increase the book value of Republic's real estate to estimated fair value of $2,500.

         (d)     To eliminate deferred merger costs.

         (e) To record excess of purchase price over the fair value of net assets acquired, net of an adjustment of $7,650 to reflect the excess of the cash consideration paid for Blockbuster's ownership interest in Republic over Blockbuster's carrying value for such interest.

         (f) To record estimated severance and other costs related to certain employees expected to be terminated as a result of the Merger.

         (g) To record funds borrowed under the Blockbuster credit facility to fund the cash payments to the shareholders of Republic.

         (h) To record the income tax effect of book/tax basis differences related to the above purchase adjustments.

         (i)     To eliminate Republic's historical equity accounts.

NOTE 5 - ADJUSTMENTS TO HISTORICAL STATEMENT OF OPERATIONS

Preliminary adjustments to the Unaudited Pro Forma Condensed Combined Statement of Operations are as follows:

         (a) Since the fair values of the film and television costs are currently being evaluated, no amortization effect can be computed for such assets. Amortization of the excess of cost over fair value of net assets acquired has been computed using an estimated life of forty years.

         (b) The Company is currently evaluating the potential opportunities for reducing costs which may result from the consolidation of the operations of the Company and Republic.

         (c)     To eliminate merger costs which had been expensed.

         (d) To reflect interest costs related to the debt financing under the Blockbuster credit facility.

              SPELLING ENTERTAINMENT GROUP INC. AND SUBSIDIARIES
                REPUBLIC PICTURES CORPORATION AND SUBSIDIARIES
               NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
                            FINANCIAL INFORMATION
                                 (UNAUDITED)


         (e) To reflect the reduction in interest costs and dividends resulting from the redemption and repayment of bank and other debt and Preferred Stock as of January 1, 1993 with the proceeds from the issuance of Common Stock, such reductions being limited to the extent of actual interest expense and dividends paid for the year ended December 31, 1993.

         (f) A tax provision has been computed on the pro forma adjustments using a marginal tax rate of 43%.

         (g) To reflect the effect of the issuance of the 13,362,215 shares of Common Stock as of January 1, 1993.

NOTE 6 - EXTRAORDINARY ITEMS AND DISCONTINUED OPERATIONS

The unaudited Pro Forma Condensed Combined Statement of Operations does not reflect the extraordinary items or discontinued operations reflected in the historical financial statements of the Company.

NOTE 7 - NET INCOME PER COMMON SHARE

Net income per common share amounts are based on the pro forma weighted average number of common shares outstanding during the year ended December 31, 1993. Pro forma primary and fully-diluted net income per common share are not presented as they result in a dilution of less than 3% from basic net income per common share.

                                   SIGNATURES


Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused the report to be signed on its behalf by the undersigned hereunto duly authorized.


                            SPELLING ENTERTAINMENT GROUP INC.



Date:  May 9, 1994          By:  /s/  Thomas P. Carson
                                 ---------------------------------
                                 Thomas P. Carson
                                 Senior Vice President, Chief Financial Officer
                                 and Treasurer

                       SPELLING ENTERTAINMENT GROUP INC.

                                 EXHIBIT INDEX


Number and
Description of Exhibit
- ----------------------
1.       None

2.       None

4.       None

16.      None

17.      None

20.      None

23.1     Consent of Arthur Andersen & Co.

23.2     Consent of Price Waterhouse

24.      None

27.      None

99.      Press Release dated April 26, 1994.